Exhibit (i)



                              [DECHERT LETTERHEAD]


April 29, 2005

The Weiss Fund
7111 Fairway Drive, Suite 102
Palm Beach Gardens, FL  33418

Dear Sir or Madam:

As counsel for The Weiss Fund (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the "1940 Act") (File No. 811-09084), and Post-Effective Amendment No. 17 to the Trust's registration statement relating to the shares of beneficial interest (the "Shares") of Weiss Treasury Only Money Market Fund (the "Fund") being filed under the Securities Act of 1933, as amended (File No. 33-95688) ("Post-Effective Amendment No. 17"). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the prospectus for the Fund and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable Shares of the Trust.

We  consent  to the  filing of this  opinion  on  behalf  of the Trust  with the
Securities   and  Exchange   Commission  in   connection   with  the  filing  of
Post-Effective Amendment No. 17.


Very truly yours,


/s/ Dechert LLP